Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Semler Scientific, Inc.

Portland, Oregon

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 9, 2013, relating to the financial statements of Semler Scientific, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
New York, New York

November 14, 2013